Exhibit 99.1

FOR IMMEDIATE RELEASE
July 18, 2023	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS REPORTS
THIRD FISCAL QUARTER SAME STORE SALES

(GOLDEN, CO) Good Times Restaurants Inc. (GTIM), operator of Bad Daddy’s Burger Bar and Good Times Burgers & Frozen Custard, today announced that same store sales1 increased 2.2% for its Good Times brand and decreased 1.4% for its Bad Daddy’s brand, and that average weekly sales2 were $31,073 and $52,081 for its Good Times and Bad Daddy’s brands, respectively, for its third fiscal quarter ended June 27, 2023.

Ryan Zink, President and CEO, said “In spite of unfavorable weather comparisons in Colorado we again reported positive same store sales at our Good Times restaurants. At Bad Daddy’s, we reported a decline in same store sales. The sales losses were concentrated in our Atlanta and Chattanooga markets. In contrast, our Bad Daddy’s Colorado market performed remarkably well in sales, growing same store sales by 2.1%. I am very pleased with the hard work and dedication by our teams as they continue to deliver a great experience to our guests.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. owns, operates, and licenses 40 Bad Daddy’s Burger Bar restaurants through its wholly owned subsidiaries. Bad Daddy’s Burger Bar is a full-service “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of local and craft beers in a high-energy atmosphere that appeals to a broad consumer base. Additionally, through its wholly owned subsidiaries, Good Times Restaurants Inc. owns, operates and franchises 31 Good Times Burgers & Frozen Custard restaurants primarily in Colorado. Good Times is a regional quick-service concept featuring 100% all-natural burgers and chicken sandwiches, signature wild fries, green chili breakfast burritos and fresh frozen custard desserts.

Forward Looking Statements Disclaimer: This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. Such risks and uncertainties include, among other things, the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company, the Company's financial performance and its cash flows from operations, general economic conditions, which could adversely affect the Company's results of operations and cash flows. These risks also include such factors as the disruption to our business from the COVID-19 pandemic and the impact of the pandemic on our results of operations, financial condition and prospects which may vary depending on the duration and extent of the pandemic and the impact of federal, state and local governmental actions and customer behavior in response to the pandemic, the impact and duration of staffing constraints at our restaurants, the impact of supply chain constraints and the current inflationary environment, the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the Risk Factors section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 27, 2022 filed with the SEC, and other filings with the SEC.

1 Same store sales include all company-owned restaurants currently open with at least 18 full fiscal months of operating history and for Bad Daddy’s excludes the Cherry Creek location which was closed prior to the current quarter and excludes the Magnolia Park location during the fiscal periods it was closed for remodeling.

2 Average weekly sales include all company-owned restaurants open for the full fiscal quarter and for Bad Daddy’s excludes the and for Bad Daddy’s excludes the Cherry Creek location which was closed prior to the current quarter and excludes the Magnolia Park location during the fiscal periods it was closed for remodeling.

GOOD TIMES RESTAURANTS INC CONTACTS:

Ryan M. Zink, President and Chief Executive Officer (303) 384-1411

Christi Pennington (303) 384-1440

Category: Financial